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                                                                 EXHIBIT (a)(15)


INTEL CORPORATION
2200 Mission College Blvd.
P.O. Box 58119
Santa Clara, CA 95052-8119


INTEL(R)

                                                                   NEWS RELEASE
                                                                   ------------

CONTACT: Chuck Mulloy
         (408) 765-3484
         chuck_mulloy@ccm.sc.com

         Gordon Casey
         Investor Relations
         (408) 765-1480
         gordon_casey@ccm.sc.intel.com


           FEDERAL TRADE COMMISSION WILL NOT SEEK TO ENJOIN THE INTEL
                     ACQUISITION OF CHIPS AND TECHNOLOGIES

     SANTA CLARA, Calif., January 13, 1998 -- Intel Corporation today announced that the Federal Trade Commission has notified the company that the commission has decided it will not seek a preliminary injunction on Intel's acquisition of Chips and Technologies, Inc.

     The expiration date for the $17.50 per share tender offer by Intel's subsidiary, Intel Enterprise Corporation, for all outstanding shares of common stock of Chips and Technologies, Inc., continues to be scheduled for 8 p.m., New York time, on January 21, 1998.

     Intel, the world's largest chip maker, is also a leading manufacturer of personal computer, networking, and communications products. Additional information is available to www.intel.com pressroom.